EXHIBIT 21

Etec Systems, Inc.

Subsidiaries of the Registrant

Name                                      State or Other Jurisdiction
                                          of Incorporation

Etec Systems Japan, Ltd                   Japan
Etec Systems SARL                         France
Etec Systems GmbH                         Germany
Etec Systems Korea Corp                   Korea
Etec Systems Ltd.                         United Kingdom
Etec Systems International Inc.           Nevada, USA
Etec EBT GmbH                             Germany
Etec Holding GmbH                         Germany
Etec Systems Foreign Sales Corp           Barbados